NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO, AND IN ACCORDANCE WITH, RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 31, 2007, BY AND AMONG GOLDEN AUTUMN HOLDINGS INC. AND THE BUYERS LISTED THEREIN.

GOLDEN AUTUMN HOLDINGS INC.

Senior Secured Convertible Note

Issuance Date: September 4, 2007	Original Principal Amount: $690,000.00

FOR VALUE RECEIVED, Golden Autumn Holdings Inc., a Nevada corporation (the "Company"), hereby promises to pay to the order of Strategic Alliance Fund, L.P. or registered permitted assigns ("Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption (or prepayment), conversion, or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate, from September 4, 2007 (the "Interest Commencement Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, as amended, restated, supplemented and/or modified from time to time in accordance with the provisions hereof, this "Note") is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the "Notes" and such other Senior Secured Convertible Notes, the "Other Notes"). Certain capitalized terms used herein are defined in Section 28. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

(1) MATURITY; PREPAYMENT. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 18(b) hereof) on such Principal and Interest. The "Maturity Date" shall be August 31, 2008. Provided an “Event of Default (as such term defined in Section 4(a)) does not then exist, the Company may prepay all or a portion of the outstanding principal amount of this Note upon ten days prior written notice to the Holder. In such event the Company shall pay to the Holder 125% of the principal amount being prepaid plus all accrued interest to the date of prepayment.

(2) INTEREST; INTEREST RATE (a) Interest on this Note (i) shall accrue at the Interest Rate, commencing on the Interest Commencement Date, (ii) shall be computed on the basis of a 360-day year and (iii) shall be payable in cash on the Maturity Date or the date of any prepayment of principal as provided in Section 1. (If this Note is automatically converted into shares of common stock of the Company pursuant to Section 3 hereof, then all accrued interest, in addition to outstanding principal shall be so converted

Interest on this Note that is payable, and is punctually paid or duly provided for, shall be paid to the Person in whose name this Note is registered at the office or agency of the Company maintained for such purpose or at the office of a payment agent located in the state of New York engaged by the Company for the purpose of making payments under this Note and the Other Notes. Each payment of interest on this Note shall be made by check mailed to the address of the Holder specified in the register of Notes; provided, however, that, at the request of the Holder in writing to the Company, interest on the Holder's Note(s) shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by the Holder from time to time to the Company.

From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to five percent (5.0%) in excess of the Interest Rate otherwise payable at such time. For purposes of this Section 2(c), the period of the Event of Default in respect of Section 4(a)(i) only, shall commence the first day after the grace periods specified therein expire and shall end on the day upon which the applicable Registration Statement becomes effective or again becomes available, as applicable.

(3) CONVERSION OF NOTES. Simultaneously with the consummation of a Financing (as hereinafter defined), the entire principal amount, plus accrued interest, of this Note shall automatically convert into Shares of the Company) at a conversion rate which shall be equal to a 35% discount from the lowest price per Share or Share equivalent sold in the Financing to a person other than the Holder, but in no case a conversion rate of less than one Share for each $.50 of principal and interest converted; provided, however, in the event the Financing involves a security with a conversion price that is not fixed, then the Company shall issue to the Investor the same security, at a thirty-five percent (35%) discount to the price paid in the Financing. If the Financing is not completed by November 30, 2007, until the Financing is completed, the conversion discount will increase on the first day of each month by 5% per month up to a maximum conversion discount of fifty percent (50%) but in no case a conversion rate of less than one Share for each $.50 of principal and interest converted. For purposes of this Note, the term “Financing” means a financing in which the Company would issue equity securities of the Company for gross proceeds of not less than $5,100,000

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an "Event of Default":

(i) the Company's failure to pay to the Holder any amount of Principal (including, without limitation, any redemption payments), Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest or Late Charges when and as due, in which case only if such failure continues for a period of at least two (2) Business Days;

(ii) the Company's or any Subsidiary's failure to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by any of the Notes), to the extent that the aggregate principal amount of all such Indebtedness exceeds $100,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(iii) the Company or any of its Subsidiaries (A) shall institute any proceeding or voluntary case seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for any such Person or for any substantial part of its property, or any other Insolvency Proceeding, (B) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall be unable to pay its debts, (C) shall make a general assignment for the benefit of creditors, or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection (vii);

(iv) any proceeding shall be instituted against the Company or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for any such Person or for any substantial part of its property, or any other Insolvency Proceeding shall be instituted against the Company or any Subsidiary, and any such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for it or for any substantial part of its property) shall occur;

(v) any provision of any Note, Security Document or any other security document entered into for the benefit of the Collateral Agent or any Holder, after delivery thereof pursuant the Securities Purchase Agreement or any Note shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company or any Guarantor or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under any Note or Security Document;

(vi) any Security Document entered into for the benefit of the Collateral Agent (as defined in the Securities Purchase Agreement) or any Holder, after delivery thereof pursuant to the Securities Purchase Agreement or any Note, shall be invalid or illegal or for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of Holders on any Collateral purported to be covered thereby or prior to the later of the consummation of the Financing or Reverse Merger the Company grants to any person an additional security interest in any collateral of the Company in which the Collateral Agent or the Holder shall have a security interest;

(vii) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company, if such license or permit is not replaced with a similar license or permit and, after giving effect to such replacement license or permit, such loss, suspension, revocation or failure to renew has or could reasonably be expected to have a Material Adverse Effect;

(viii) a breach, default, event of default or termination shall occur under any Material Contract after giving effect to applicable grace periods, if any, contained in any such Material Contract that gives any third party the right to terminate any such Material Contract that could reasonably be expected to have a Material Adverse Effect which has not been cured;

(ix) proceedings are instituted against the Company or any Subsidiary in which a judgment adverse to the Company or a Subsidiary in excess of $2,000,000 in the aggregate is reasonably expected by the Holder prior to the Maturity Date;

(xi Any representation or warranty made by the Company or any Subsidiary herein (a) containing a materiality threshold, is incorrect or misleading when made or (b) in respect of any such representation or warranty which does not contain a materiality threshold, the same is materially misleading or materially incorrect when made or (B) the Company breaches any covenant or other material term or condition of any Transaction Document, except, in the case of a breach of a covenant, term or condition which is curable, only if such breach continues for a period of at least twenty (20) consecutive Business Days;

(xii) any material breach or failure to comply with Section 13 of this Note which has not been cured;

(xiii) Reserved;

(xiv) the Company is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than ten (10) days provided that such curtailment could reasonably be expected to have a Material Adverse Effect;

(xv) any cessation of a substantial part of the business of the Company for a period which could reasonably be expected to have a Material Adverse Effect.

(b) Redemption Right. Upon the Company's obtaining knowledge of the occurrence of an Event of Default in respect of this Note or any Other Note, the Company shall, as soon as possible, but in any event, within three (3) Business Days thereafter deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of such Event of Default Notice and the Holder's becoming aware of such an Event of Default in respect of this Note or any Other Note, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed as provided in Section 9(a) by the Company at a price equal to 150% of the outstanding principal amount of this Note plus all accrued interest (the "Event of Default Redemption Price"). The Company agrees that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION. Until none of the Buyers hold any Securities, the Company shall not enter into or be party to a Fundamental Transaction unless, in the case of a Fundamental Transaction of the type described in clause (ii), (iii), (iv), or (v) of the definition thereof if the Successor Entity in such Fundamental Transaction is a person other than the Company, (i) such Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders including agreements to deliver to each holder of Notes in exchange for such Notes securities of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and reasonably satisfactory to the Required Holders and (ii) such Successor Entity (or its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, such Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to such Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, such Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the Shares (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. Other than in connection with issuances of Shares and/or Options to employees, directors, officers or consultants of the Company (“Exempted Issuances”), if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Shares (collectively, the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, but without duplication of the consideration issuable pursuant to Section 5(a), prior to the consummation of any Fundamental Transaction pursuant to which holders of Shares are entitled to receive securities or other assets in respect of or in exchange for Shares (a "Corporate Event"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled in respect of such Shares had such Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9) HOLDER'S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice; provided that if the Event(s) of Default giving rise to the redemption right shall have been cured or waived on or before the third (3rd) Business Day after the Company's receipt of the Holder's Event of Default Redemption Notice, such redemption right shall terminate.

(b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day after its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(10) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law.

(11) COVENANTS.

(a) Rank. All payments due under this Note (i) shall rank (A) pari passu with all Other Notes, (B) senior to the Subordinated Indebtedness, all Indebtedness not constituting Permitted Indebtedness and all Permitted Indebtedness expressly designated as ranking junior to the Notes, and (C) pari passu with all other Permitted Indebtedness and (ii) shall be secured by a first priority security interest in substantially all of the Company’s intellectual property. Notwithstanding the foregoing, if Company shall have received notice of the existence of any Lien, the existence or priority of which is in violation of the first sentence of this Section 11(a), Company shall have ten (10) days after the receipt of such notice to remove such Lien (or obtain the agreement of the holder of such Lien that such Lien ranks in priority in accordance with the first sentence of this Section 11(a)).

(b) Incurrence of Indebtedness. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness; provided, that prior to the incurrence of such Permitted Indebtedness, the Company or such Subsidiary, as applicable, shall deliver to the Collateral Agent a certificate setting out the basis of the calculation of the amount of Permitted Indebtedness, together with the opinion of an independent expert as to any production capacity assumptions used in such calculation.

(c) Existence of Liens. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and the Company shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or in respect of any of its intellectual property, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens. Notwithstanding the foregoing, if Company shall have received notice of the existence of any Lien, the existence of which is in violation of the first sentence of this Section 11(c), Company shall have ten (10) days after the receipt of such notice to effect the removal of such Lien.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Indebtedness evidenced by the Other Notes or Permitted Indebtedness, the payment of which shall not be restricted by the provisions of this Note, the Security Documents, the Warrant, the Securities Purchase Agreement or the Registration Rights Agreement), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made, or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred or would occur and is, or would be, continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding and for at least 91 days thereafter.

(e) Restriction on Redemption and Cash Dividends. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, nor permit any of its Subsidiaries to, directly or indirectly,

(i) Declare or pay any dividend or other distribution, or permit any Subsidiary to declare or pay any dividend or other distribution, in each case directly or indirectly, on account of any equity of the Company or any Subsidiary, except:

(A) any Subsidiary of the Company may pay dividends or make other distributions to the Company or any Subsidiary;

(B) the Company or any Subsidiary may pay dividends in the form of common stock or preference stock otherwise permitted to be issued hereunder (but in no event in the form of preference stock requiring redeemption prior to the Maturity Date); and

(C) the Company or any Subsidiary may pay cash dividends on any preference stock included within the limits for Subordinated Indebtedness in the definition of Permitted Indebtedness below.

(ii) Make any repurchase, redemption (other than redemption of the Notes in accordance with the terms hereof), retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity of the Company or any direct or indirect parent of the Company, now or hereafter outstanding or make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of equity of the Company, now or hereafter outstanding,

(iii) Return any equity to any shareholders or other equity holders of the Company or any of its Subsidiaries, or make any other distribution of property, assets, equity, warrants, rights, options, obligations or securities thereto as such (other than as permitted hereunder or, in the case of such distribution of property or assets, to the extent not otherwise prohibited hereunder);

(iv) Pay any management fees or any other fees or expenses (including the reimbursement thereof by the Company) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of the Company; or

(v) Directly or indirectly make or commit to make any optional prepayment of, or otherwise repurchase any Indebtedness that is subordinated in right of payment to the Notes, including without limitation, any Subordinated Indebtedness.

(f) Preservation of Existence, Etc. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, where the failure to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth in this Note, without the consent of any Holder, a Subsidiary may be dissolved by merger into the Company, or dissolved; provided that all assets thereof shall theretofore have been transferred to the Company.

(g) Keeping of Records and Books of Account. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(h) Type of Business. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business, other than the businesses of the Company and/or such Subsidiary on the Closing Date and any business reasonably related, similar, ancillary or complementary to the business in which the Company or the Subsidiaries of the Company are engaged on the Closing Date;

(i) Loans, Advances and Investments. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly, any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interest or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, or permit any Subsidiary to do any of the foregoing, except:
(vi) any investment in cash or Cash Equivalents; and

(vii) dividends, redemptions, repurchases and other distributions permitted hereunder.

(j) Transactions with Affiliates. Except for Exempted Issuances, until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except to the extent necessary or desirable for the prudent operation of its business and for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof; provided that, (A) if each party to such transaction is the Company, then the consideration and terms may be less favorable to one of them to the extent it is more favorable to the other, provided that such other entity is Solvent (as defined in the Securities Purchase Agreement) at the time of the transaction or (B) if a party to such transaction is the Company and the other is a Subsidiary or Affiliate, the consideration and terms may be less favorable to such Subsidiary or Affiliate.

(k) Environmental. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall not, and shall not permit any of its Subsidiaries to, permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials (as defined in the Securities Purchase Agreement) at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws (as defined in the Securities Purchase Agreement), so long as such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials could not reasonably be expected to result in Material Adverse Effect.

(l) Compliance with Laws. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations, judgments and orders (including, without limitation, all Environmental Laws) in each case material to the conduct of its business and operations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(12) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, provided that Holder and/or assignee give Company written notice of such assignment within ten (10) Business Days after the consummation of such assignment.

(13) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 13(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 13(d)) to the Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 13(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 13(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) or Section 13(c), the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Interest Commencement Date.

(14) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein in respect of payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' and financial advisory fees and disbursements.

(16) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company or any payment agent located in the state of New York engaged by the Company for purposes of making payments under this Note and the Other Notes and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder of Note(s) may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of five percent (5.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(19) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full (other than contingent indemnification obligations in respect of which no claim has been asserted) or all remaining amounts outstanding hereunder are converted to Shares, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(20) WAIVER OF NOTICE. Except as otherwise expressly set forth herein, to the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(21) GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(22) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, and any State thereof, the District of Columbia or any foreign jurisdiction, having capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poors Rating Services or at least P-1 or the equivalent there of by Moody's Investor Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, or (vi) with respect to investments denominated in the currency of the Federative Republic of Brazil, other investments considered as “cash equivalents” under GAAP.

(c) "Calendar Quarter" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(d) "Capitalized Lease" means, in respect of any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but in respect of which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes).

(e) "Capitalized Lease Obligations" means, in respect of any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

(f) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(g) "Contingent Obligation" means, in respect of any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (w) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (x) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that, the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

(h) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Shares.

(i) "Default" means any event that with notice or lapse of time, or both, would give rise to an Event of Default.

(j) "Eligible Market" means the OTC Bulletin Board, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(k) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

(l) "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any organization subject to ERISA that is a member of an affiliated service group of which the Company or any of its Subsidiaries is a member under Internal Revenue Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, any Person subject to ERISA that is a party to an arrangement with the Company or any of its Subsidiaries and whose employees are aggregated with the employees of the Company or any of its Subsidiaries under Internal Revenue Code Section 414(o).

(m) "Fiscal Quarter" means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company's Fiscal Year, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(n) "Fiscal Year" means each of the fiscal years that ends on December 31, or such other fiscal year adopted by the Company for financial reporting purposes in accordance with GAAP.

(o) "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions, after the date hereof (i) be dissolved or liquidated or be the subject of a plan of dissolution or liquidation adopted by its stockholders; (ii) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons; (iii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person; (iv) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer); (v) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination); (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Shares; (vii)Reserved ; or (viii) fails to own, directly or indirectly, one hundred (100%) percent of the voting power (directly or indirectly) of the total outstanding voting stock of each of the Subsidiaries other than (A) pursuant to a sale of the voting stock of any Subsidiary permitted hereunder, (B) pursuant to a transfer of such voting stock to a Guarantor permitted herein, or (C) in the case of a Subsidiary is acquired after the date hereof pursuant to a Permitted Acquisition where less than one hundred (100%) percent of the voting power of the total outstanding voting stock of such Subsidiary is acquired. Notwithstanding anything to the contrary, the Financing will not be considered to be a Fundamental Transaction.

(p) "GAAP" means the generally accepted accounting principles of the United States of America, consistently applied.

(q) "Governmental Authority" means any nation or government, any foreign, Federal, State, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(r) "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity (other than in the normal course of business) or equity values (including, without limitation, any option in respect of any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

   (s) "Indebtedness" means, in respect of any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (provided that neither trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than ninety (90) days after such payable was due under its original terms nor such trade payables, if outstanding longer, that are being contested or disputed by such Person in good faith in the ordinary course of business shall be deemed to constitute Indebtedness) and including any earn-outs or similar arrangements in connection with any acquisition of businesses by such Person, whether contingent or otherwise subject to any conditions or limitations; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement in respect of property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property and all obligations and liabilities arising in connection with factoring arrangements or other arrangements in respect of the sale of receivables; (v) that portion of Capitalized Lease Obligations of such Person that is (or is required to be) classified as a liability on its balance sheet in conformity with GAAP; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all net obligations and liabilities, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA in respect of any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates in respect of any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. No Management Incentive Plan shall be "Indebtedness" for purposes hereof. For purpose hereof “Management Incentive Plan” means any management incentive plan adopted or to be adopted by the Board of Directors or the Compensation Committee of the Board of Directors, pursuant to which each of the identified officers therein will receive an annual performance-based bonus for each fiscal year within the employment period set forth in such officer’s employment agreement with such bonus being tied to achievement of the annual bonus targets to be set by the Board of Directors or the Compensation Committee of the Board of Directors.

(t) "Insolvency Proceeding" means (a) any proceeding by or against any Person seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, administration, arrangement, adjustment, protection, relief or composition of it or its debts under any provision of the Bankruptcy Code, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, custodian, liquidator, sequestrator or other similar official for any such Person or for any substantial part of its property under any provision of the Bankruptcy Code, or (b) the appointment of a receiver, administrative receiver, administrator, manager, examiner, trustee, liquidator, custodian, sequestrator or similar official for such Person or a substantial part of its assets shall occur under any provisions of the Bankruptcy Code.

(u) [intentionally left blank]

(v) "Interest Rate" means 8% per annum.

(w) "Lien" means any mortgage, deed of trust, deed to secure debt or similar instrument, pledge, lien (statutory or otherwise), security interest, charge, attachment, assignment or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

(x) “Issuance Date” means the date hereof.

(y) "Material Contract" means (i) each contract or agreement to which the Company or any of their Subsidiaries is a party involving aggregate consideration payable to or by such Person of $100,000 or more in any twelve month period and (iii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, or properties of the Company and its Subsidiaries (taken as a whole).

(z) "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliates has contributed to, or has been obligated to contribute.

(aa) "Options" means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

(bb) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(cc) "Permitted Indebtedness" means:

(i) any Indebtedness of the Company or any Subsidiary listed on Schedule 21(cc) hereto;

(ii) purchase money Indebtedness of the Company or any Subsidiary (including purchase money Capitalized Leases and including all reimbursement, payment or other obligations and liabilities of the Company or such Subsidiary created or arising under any conditional sales or other title retention agreement in respect of property used and/or acquired by the Company or such Subsidiary, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property) arising after the date hereof to the extent secured by purchase money security interests in equipment (including Capitalized Leases) and purchase money mortgages, deeds of trust, deeds to secure debt or similar instruments on Real Property so long as such security interests and mortgages, deed of trusts, deeds to secure debt or similar instruments do not apply to any property of the Company or any Subsidiary other than the equipment or Real Property so acquired and other equipment or Real Property financed by such lender to the extent that such financing constitutes Permitted Indebtedness and is evidenced by an agreement that includes customary provisions requiring cross-collateralization thereof, and the Indebtedness secured thereby does not exceed the cost of the equipment or Real Property so acquired and the cost of other equipment or Real Property financed by such lender to the extent that such financing constitutes Permitted Indebtedness and is evidenced by an agreement that includes customary provisions requiring cross-collateralization thereof, as the case may be;

(iii) Indebtedness under a line of credit with a bank or financial institutional secured by substantially all of the assets of the Company other than the Company’s intellectual property;

(iv) Indebtedness of the Company and the Guarantors arising after the date hereof issued in exchange for, or the proceeds of which are used to refinance, replace or substitute for all or any portion of the Indebtedness permitted under clause (iii) of this definition (the "Refinancing Indebtedness");

(v) In addition to all other Permitted Indebtedness, Subordinated Indebtedness or issuance of preference shares (or preferred stock, as applicable) of the Company or any Subsidiary arising after the date hereof, provided that (w) the Collateral Agent shall have received not less than ten (10) days prior written notice of the intention of the Company or such Subsidiary to incur such Indebtedness or issue such preference shares (or preferred stock, as applicable), which notice shall set forth in reasonable detail satisfactory to the Holders the amount of such Indebtedness or issuance of preference shares (or preferred stock, as applicable), the person or persons to whom such Indebtedness or preference shares (or preferred stock, as applicable) will be owed, the interest or dividend rate, the schedule of repayments and maturity date or redemption with respect thereto and such other information as the Holders may request with respect thereto, (y) the Holders shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness or preference shares (or preferred stock, as applicable) and (z) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(vi) Indebtedness consisting of liabilities incurred under Title IV of ERISA in respect of any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates and withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates in respect of any Multiemployer Plan to the extent that in each case such Indebtedness does not otherwise constitute or give rise to an Event of Default;

(vii) incentive bonus plans and other employee benefit plans of the Company and/or its Subsidiaries to the extent that obligations under such plans constitute "Indebtedness"; and

(viii) trade payables or other accounts payable incurred in the ordinary course of the Company's or any Subsidiary's business and not outstanding for more than one hundred and twenty (120) days after such amount is due by the Company or such Subsidiary or, if outstanding longer, that are being contested or disputed by the Company and/or such Subsidiary in good faith in the ordinary course of business.

(ix) Any Indebtedness incurred as the result of the Financing.

(dd) "Permitted Liens" means:

(i) Liens securing the obligations under the Notes;

(ii) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Company or any other Subsidiary of the Company, as the case may be and in respect of which adequate reserves have been set aside on its books;

(iii) Liens constituting purchase money security interests in equipment (including Capitalized Leases) and purchase money mortgages, deeds of trust, deeds to secure debt or similar instruments on real property to secure Indebtedness permitted under clause (ii) of the definition of the term "Permitted Indebtedness";

(iv) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted; provided that they are subordinate to the Collateral Agent's Liens on the Collateral (except to the extent of customary fees payable in respect of such obligations), and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(v) Liens and the right of setoff against deposits of cash by the Company or any Subsidiary in the ordinary course of business with any financial institution at which a deposit account of the Company or such Subsidiary is maintained to secure obligations of the Company or such Subsidiary to such financial institution in connection with such deposit account and the cash management services provided by such financial institution for which such deposit account is used consistent with the current practices of the Company or such Subsidiary as of the date hereof; provided that, such Liens are subordinate to the Collateral Agent's Liens on the Collateral, except to the extent of customary fees, items returned unpaid and overdrafts payable in respect of such obligations;

(vi) easements, zoning restrictions and similar encumbrances on real property owned by the Company or any Subsidiary and minor irregularities in the title thereto that do not (x) secure obligations for the payment of money, or (y) materially impair the value of such property or its use by the Company or any Subsidiary in the normal conduct of the Company's or such Subsidiary business;

(vii) Any Liens incurred as result of the Financing.

(ee) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff) "Principal Market" means, from time to time, the Eligible Market upon which the Shares are admitted or listed and principally trade.

(gg) "Real Property" means all now owned and hereafter acquired real property of the Company and each Subsidiary, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

(hh) "Registration Rights Agreement" means that certain registration rights agreement dated as of the Issuance Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration for resale of the Shares issuable upon conversion of the Notes and exercise of the Warrants.

(ii) "Required Holders" means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding; provided that any Note that is held by an Affiliate of the Company shall not be deemed to be outstanding for purposes of the determination of "Required Holders."

(jj) "SEC" means the United States Securities and Exchange Commission.

(kk) "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes, pursuant to which the Company issued the Notes.

(ll) "Subordinated Indebtedness" means Indebtedness (secured or unsecured) incurred by the Company and/or its Subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing; provided that no such Indebtedness shall provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total cash interest at a rate in excess of eleven percent (11.0%) per annum.

(mm) "Subscription Date" means August 31, 2007.

(nn) "Subsidiary" means, from time to time, any entity in which the Company directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

   (oo)  "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(pp) "Trading Day" means any day on which the Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Shares, then on the Eligible Market which is the principal securities exchange or securities market on which the Shares are then traded; provided that "Trading Day" shall not include any day on which the Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(qq) "Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(rr) "Warrants" has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

GOLDEN AUTUMN HOLDINGS INC.

By:	/s/Charles Fu
Name: Charles Fu
Title: President